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                                                                     EXHIBIT 5.1

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                               C-TEC CORPORATION
                              105 CARNEGIE CENTER
                              PRINCETON, NJ  08540



                                 August 4, 1995



C-TEC Corporation
105 Carnegie Center
Princeton, New Jersey  08540


          Re:  C-TEC Corporation (the "Company) and Buffalo
               Valley Telephone Company ("BVT") Registration
               Statement on Form S-4
               ---------------------------------------------

Gentlemen:

          As Executive Vice President and General Counsel, I am counsel for the Company, a Pennsylvania corporation, in connection with the preparation of a registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933 as amended (the "Act"), relating to the proposed Agreement and Plan of Merger dated May 10, 1995 ("Merger Agreement") by and among the Company, BVT and BVT Merger Corporation, a wholly owned subsidiary of the Company whereby the Company will offer up to 452,000 shares of Company Series AA Convertible Preferred Stock, par value $61.00 per share to the BVT shareholders under the Merger Agreement. In connection thereto, I have reviewed (a) the Registration Statement; (b) the Company's Articles of Incorporation and By-laws; and (c) a copy of the Merger Agreement. My opinion, as set forth below is limited to the Pennsylvania Business Corporation Law of 1988, as amended.

          In my opinion, the issuance of the shares of Company Series AA Convertible Preferred Stock in connection with the Merger Agreement will be legal and enforceable. This opinion is conditioned upon approval of the following proposals by the shareholders of the Company, as set forth in the Company's Proxy Statement dated August 4, 1995:

               (a) amendment of the Company's Articles of Incorporation (i) to increase the authorized number of shares of C-TEC Common Stock from 35,000,000 to 85,000,000, (ii) to increase the authorized number of shares of C-TEC Class B Stock from 8,753,203 to 15,000,000 and (iii) authorize a class of 25,000,000 shares of Company Preferred Stock, and
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               (b) approval of the issuance of Preferred Stock of the Company in the merger of BVT into a subsidiary of the Company.

          I hereby consent to the use of this opinion as an exhibit to the Registration Statement. The opinion expressed herein is for the sole benefit of, and may be relied upon, only by the Company.


                                    Very truly yours,



                                    Raymond B. Ostroski